EXHIBIT 99.1

For further information:
Amy Yuhn
Director of Communications
312-564-1378
ayuhn@theprivatebank.com

For Immediate Release

PrivateBancorp, Inc. Announces GTCR Golder Rauner to Purchase $17 million of Preferred Stock

CHICAGO, June 10, 2008 – PrivateBancorp, Inc. (the “Company”) (NASDAQ:  PVTB) today announced that certain funds managed by an affiliate of GTCR Golder Rauner, L.L.C. (“GTCR”) have exercised their pre-emptive rights to purchase approximately $17 million of the Company’s Series A preferred stock. GTCR currently owns all of the outstanding shares of the Series A preferred stock.

Under its December 2007 agreement with the Company, GTCR has pre-emptive rights to maintain its equity ownership interest in the Company in the event the Company undertakes certain types of equity offerings. As previously disclosed, on June 5, 2008, the Company priced an underwritten public offering of 4 million shares of its common stock at $34.00 per share. That offering is expected to close on June 11, 2008. The sale of the shares of preferred stock to GTCR is expected to close on June 11, 2008. In the event the underwriters’ over-allotment option is exercised in connection with the public offering, GTCR will have the right to purchase additional shares of Series A preferred stock to maintain its ownership interest in the Company.

GTCR will purchase from the Company 522.963 shares, or approximately $17 million, of the Company’s Series A convertible preferred stock, which will be convertible into 522,963 common shares and has no voting rights. The purchase price of the preferred stock on an as converted basis is $32.64 per share, representing the same price as the common stock was sold by the Company to the underwriters in the public offering.

The net proceeds from the sale of the Series A preferred stock to GTCR will be used to fund the ongoing execution of PrivateBancorp’s Strategic Growth Plan and for other general corporate purposes.

About PrivateBancorp, Inc.

PrivateBancorp, Inc. is a growing diversified financial services company with 22 offices in nine states and more than $6 billion in assets as of March 31, 2008. Through its subsidiaries, PrivateBancorp delivers customized business and personal financial services to middle-market commercial and commercial real estate companies, as well as business owners, executives, entrepreneurs and wealthy families.

About GTCR

Founded in 1980, GTCR Golder Rauner, LLC is a leading private equity investment firm and long-term strategic partner for outstanding management teams. The Chicago-based firm pioneered the investment strategy of identifying and partnering with exceptional executives to acquire and build companies through a combination of acquisitions and strong internal growth. GTCR currently manages more than $8 billion of equity capital invested in a wide range of companies and industries.